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Exhibit 2.2

AMENDMENT NUMBER ONE TO THE
STOCK PURCHASE AGREEMENT

    Amendment Number One, dated as of July 10, 2001, to the Stock Purchase Agreement, dated as of June 1, 2001 (the "Purchase Agreement"), by and among CTN Media Group, Inc., a Delaware corporation (the "Seller"), MPM Holding, Inc. (f/k/a "MPM Acquisition, Inc."), a Delaware corporation (the "Purchaser"), and Armed Forces Communications, Inc., a New York corporation d/b/a "Market Place Media" (the "Company").

    WHEREAS, the Seller, the Purchaser and the Company have heretofore entered into the Purchase Agreement; and

    WHEREAS, the Seller, the Purchaser and the Company have agreed to amend certain provisions of the Purchase Agreement.

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller, the Purchaser and the Company do hereby agree as follows:

    1.  Definitions.  Unless otherwise defined herein, capitalized terms that are defined in the Purchase Agreement and used herein shall have the meanings set forth in the Purchase Agreement.

    2.  Amendment to Section 1.2(b)(i).  Section 1.2(b)(i) of the Purchase Agreement is hereby amended by adding the following sentence to the end thereof:

      "After calculating the amount of the Purchase Price increase or reduction pursuant to the prior sentence, the Purchase Price shall be further adjusted by an amount (which shall serve to either (x) reduce the amount by which the Purchase Price is increased or (y) increase the amount by which the Purchase Price is decreased) equal to one-half the dollar amount of any and all payments (other than (A) regularly scheduled interest and (B) $33,504.59 of interest rate fees and expenses in connection with interest rate swaps) made by or on behalf of the Company after the date of this Agreement and prior to or at the Closing to the Company's lenders under its Credit Agreement described in item two of Schedule 2.5(c)."

    3.  Amendment to Section 4.1.  Section 4.1 of the Purchase Agreement is hereby amended by addition the following sentence at the end thereof:

      "Notwithstanding anything contained in this Section 4.1 or any other provision of this Agreement, the scheduled repayment or lack of payment by the Company of $520,504.73 of principal to its lenders under its Credit Agreement described in item two of Schedule 2.5(c) shall not be deemed a breach of this Section 4.1 or any other provision of this Agreement."

    4.  Deletion of Section 5.2(g).  Section 5.2(g) of the Purchase Agreement is hereby amended to be deleted in its entirety.

    5.  Deletion of Exhibit 5.2(g).  Exhibit 5.2(g) to the Purchase Agreement is hereby deleted and of no force and effect.

    6.  Amendment to Exhibit 5.2(h).  The form of Acquisition Restrictive Covenant Agreement attached as Exhibit 5.2(h) to the Purchase Agreement is hereby amended to delete references to the Advertising Agreement contained therein, as more particularly set forth on Exhibit A hereto.

    7.  Cross-Sell Agreement.  Promptly following the Closing, the Seller and the Company shall negotiate in good faith a mutually acceptable joint-marketing and cross-selling agreement, whereby each will endeavor to market and sell advertising for the other, and receive commissions in exchange therefor.

    8.  References.  Each reference in the Purchase Agreement to "this Agreement", "hereof", "hereunder" or words of like import referring to the Purchase Agreement shall mean and be a reference to the Purchase Agreement as amended by this Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Purchase Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Purchase Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

    9.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute one and the same Amendment.

    10.  Governing Law.  This Amendment shall be governed by, and construed and enforced under and in accordance with the laws of the State of New York, without regard to the principles thereof relating to conflict of laws.

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    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

MPM HOLDING, INC.
By:	/s/ W. MONTEGUE YORT
Name: W. Montegue Yort Title: President
CTN MEDIA GROUP, INC.
By:	/s/ NEIL H. DICKSON
Name: Neil H. Dickson Title: Chief Operating Officer
ARMED FORCES COMMUNICATIONS, INC., d/b/a "MARKET PLACE MEDIA"
By:	/s/ NEIL H. DICKSON
Name: Neil H. Dickson Title: Treasurer

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  Exhibit 2.2